Exhibit 99.3

Item 7.       Management’s Discussion and Analysis of Financial Condition and Results of Operations

References in the following discussion and analysis to the “Partnership,” when used for periods prior to the IPO, refer to Equitrans.  References in the following discussion and analysis to the “Partnership,” when used for periods beginning at or following the IPO, refer collectively to the Partnership and its consolidated subsidiaries. As discussed below, the Partnership’s combined financial statements have been retrospectively recast for all periods presented to include the historical results of Sunrise, which was merged into the Partnership on July 22, 2013, and Jupiter, which was acquired on May 7, 2014, as these acquisitions were transactions between entities under common control. References in the following discussion and analysis to ‘‘EQT’’ refer collectively to EQT Corporation and its consolidated subsidiaries.

Executive Overview

On July 15, 2013, the Partnership and Equitrans entered into an Agreement and Plan of Merger with EQT and Sunrise, a wholly owned subsidiary of EQT and the owner of the Sunrise Pipeline. Effective July 22, 2013, Sunrise merged with and into Equitrans, with Equitrans continuing as the surviving company.  Upon closing, the Partnership paid EQT consideration of $540 million, consisting of a $507.5 million cash payment, 479,184 Partnership common units and 267,942 Partnership general partner units. Prior to the Sunrise Merger, Equitrans entered into a precedent agreement with a third party for firm transportation service on the Sunrise Pipeline over a twenty-year term (the “Precedent Agreement”). Pursuant to the Agreement and Plan of Merger, the Partnership paid additional consideration of $110 million to EQT in January 2014 following the effectiveness of the transportation agreement contemplated by the Precedent Agreement.

Prior to the Sunrise Merger, the Partnership operated the Sunrise Pipeline as part of its transmission and storage system under a lease agreement with EQT. The lease was a capital lease under GAAP and, as a result, revenues and expenses associated with Sunrise were included in the Partnership ‘s financial statements. However, the monthly lease payment to EQT offset the impact of Sunrise operations on the Partnership’s adjusted EBITDA and distributable cash flow.  Effective as of the closing of the Sunrise Merger on July 22, 2013, the lease agreement was terminated. As the acquisition was a transaction between entities under common control, the Partnership’s historical combined financial statements have been retrospectively recast to reflect the results attributable to Sunrise for all periods presented.

On July 22, 2013, the Partnership completed an underwritten public offering of 12,650,000 common units.  Net proceeds from the offering were used to finance the cash consideration paid to EQT in connection with the Sunrise Merger. Following the offering and Sunrise Merger, EQT retained a 44.6% equity interest in the Partnership, which includes 3,443,902 common units, 17,339,718 subordinated units and 975,686 general partner units. The Partnership received net proceeds of approximately $529 million from the offering after deducting the underwriters’ discount and offering expenses of approximately $21 million.

On December 17, 2013, the Partnership entered into a capital lease with EQT for the AVC facilities. Under the lease, the Partnership operates the AVC facilities as part of its transmission and storage system under the rates, terms and conditions of its FERC-approved tariff.  The AVC facilities are strategically located to connect Marcellus Shale supply and demand and include an approximately 200 mile pipeline that interconnects with the Partnership’s transmission and storage system. The AVC facilities provide 450 BBtu per day of additional firm capacity to the Partnership’s system and are supported by 4 associated natural gas storage reservoirs with approximately 260 MMcf per day of peak withdrawal capability and 15 Bcf of working gas capacity. Of the total 15 Bcf of working gas capacity, the Partnership leases and operates 13 Bcf of working gas capacity.

On April 30, 2014, the Partnership, its general partner, EQM Gathering Opco, LLC, a wholly owned subsidiary of the Partnership (EQM Gathering), and EQT Gathering, LLC (EQT Gathering), a wholly owned subsidiary of EQT entered into a contribution agreement (Contribution Agreement) pursuant to which EQT Gathering contributed to EQM Gathering certain assets constituting Jupiter (Jupiter Acquisition).  Jupiter consists of an approximately 35-mile natural gas gathering system located in Greene and Washington counties, Pennsylvania with the Callisto compressor station, which has approximately 150 MMcf per day compression capacity and the Jupiter compressor station, which has approximately 75 MMcf per day compression capacity. Jupiter has six interconnects with the Partnership’s transmission and storage system and a total of 970 MMcf per day of pipeline capacity.

On May 7, 2014, the Partnership completed an underwritten public offering of 12,362,500 common units.  Net proceeds from the offering were used to finance the cash consideration paid to EQT in connection with the Jupiter Acquisition. The Partnership received net proceeds of approximately $902 million from the offering after deducting the underwriters’ discount and offering expenses.

On May 7, 2014, the Partnership also completed the Jupiter Acquisition. The aggregate consideration paid by the Partnership to EQT in connection with the Jupiter Acquisition was approximately $1,180 million, consisting of a $1,121 million cash payment, 516,050 common units of the Partnership and 262,828 general partner units of the Partnership. The cash portion of the purchase price was funded with the net proceeds from the equity offering and borrowings under the Partnership’s credit facility.  Following the offering and Jupiter Acquisition, EQT retained a 36.4% equity interest in the Partnership, which includes 3,959,952 common units, 17,339,718 subordinated units and 1,238,514 general partner units.  The Jupiter Acquisition was a transaction between entities under common control.  As a result, the Partnership recast its financial statements to retrospectively reflect the Jupiter Acquisition.

The Partnership reported net income of $171.1 million in 2013 compared with $94.2 million in 2012. The increase was primarily related to an increase in operating income of $88.1 million, partly offset by a decrease in other income as a result of lower AFUDC on fewer regulated projects and increased income tax expense as a result of the Jupiter Acquisition. Transmission and storage revenues increased by $53.1 million due to increased firm transmission service and increased system throughput. Gathering revenues increased by $50.6 million due to an 86% increase in gathered volumes. Both revenue increases were driven by production development in the Marcellus Shale by EQT and third parties. These increases in revenues were partly offset by a $15.6 million increase in operating expenses consistent with the overall growth of the transmission and gathering systems.

In 2013, net income per limited partner unit was $2.47 and diluted net income per limited partner unit was $2.46. For the year ended December 31, 2013, adjusted EBITDA was $119.5 million and distributable cash flow was $101.4 million. The Partnership paid cash distributions of $1.55 per limited partner unit during the year ended December 31, 2013 and declared cash distributions to unitholders of $0.46 and $0.49 on January 23, 2014 and April 22, 2014, respectively. The cash distribution declared on January 23, 2014 was paid on February 14, 2014 to unitholders of record at the close of business on February 4, 2014. The cash distribution declared on April 22, 2014 was paid on May 15, 2014 to unitholders of record at the close of business on May 6, 2014. For a discussion of the non-GAAP financial measures adjusted EBITDA and distributable cash flow, please read the sections titled “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Measures.”

The Partnership reported net income of $94.2 million in 2012 compared with $53.2 million in 2011. The increase was primarily related to an increase in operating income of $37.3 million, an increase in other income and lower expenses for interest. Transmission and storage revenues increased by $27.1 million primarily due to increased firm transmission service and increased system throughput and gathering revenues increased by $21.9 million due to a 36% increase in gathered volumes. Both revenue increases were driven by increased production development in the Marcellus Shale by EQT and third parties. Total operating expenses increased $11.7 million, consistent with the overall growth of the transmission and gathering systems.

Combined Results of Operations

	Years Ended December 31,
	2013	2012	% change 2013 - 2012	2011	% change 2012 - 2011
	(Thousands, other than per unit)
Operating revenues:
Transmission and storage revenues	$173,881	$120,797	43.9	$93,707	28.9
Gathering revenues	129,831	79,208	63.9	57,279	38.3
Total operating revenues	303,712	200,005	51.9	150,986	32.5

Operating expenses:
Operating and maintenance	35,578	34,250	3.9	29,315	16.8
Selling, general and administrative	29,101	21,202	37.3	19,676	7.8
Depreciation and amortization	25,924	19,531	32.7	14,286	36.7
Total operating expenses	90,603	74,983	20.8	63,277	18.5
Operating income	213,109	125,022	70.5	87,709	42.5
Other income, net	1,242	8,228	(84.9)	3,826	115.1
Interest expense, net	1,672	2,944	(43.2)	5,050	(41.7)
Income before income taxes	212,679	130,306	63.2	86,485	50.7
Income tax expense	41,572	36,065	15.3	33,255	8.5
Net income	$171,107	$94,241	81.6	$53,230	77.0

Net income per limited partner unit
Basic (1)	$2.47	$1.03	N/M(2)	N/A	N/A
Diluted (1)	$2.46	$1.03	N/M(2)	N/A	N/A
Adjusted EBITDA (1)	$119,510	$39,996	N/M(2)	N/A	N/A
Distributable cash flow (1)	$101,371	$26,415	N/M(2)	N/A	N/A

(1)         Presented for the post-IPO period only. For an explanation of the non-GAAP financial measures adjusted EBITDA and distributable cash flow and a reconciliation of these measures to their most directly comparable GAAP financial measures, please read the sections below titled “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Measures.”

(2)         Not meaningful data as the amounts presented are for the year ended December 31, 2013 compared to the post-IPO period of the six months ended December 31, 2012.

Business Segment Results of Operations

Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally and is subject to evaluation by the chief operating decision maker in deciding how to allocate resources. Interest and other income are managed on a consolidated basis. The Partnership has presented each segment’s operating income and various operational measures in the sections below. Management believes that presentation of this information provides useful information to management and investors regarding the financial condition, results of operations and trends of segments. The Partnership has reconciled each segment’s operating income to the Partnership’s combined operating income and net income in Note 3 to the combined financial statements.

Transmission and Storage Results of Operations

	Years Ended December 31,
	2013	2012	% change 2013 – 2012	2011	% change 2012 - 2011
FINANCIAL DATA	(Thousands, other than per day amounts)

Operating revenues:
Operating revenues – affiliate	$135,998	$95,849	41.9	$76,449	25.4
Operating revenues – third party	37,883	24,948	51.8	17,258	44.6
Total operating revenues	173,881	120,797	43.9	93,707	28.9

Operating expenses:
Operating and maintenance	15,041	15,191	(0.1)	11,677	30.1
Selling, general and administrative	15,567	11,578	34.5	12,274	(5.7)
Depreciation and amortization	18,323	12,901	42.0	8,850	45.8
Total operating expenses	48,931	39,670	23.3	32,801	20.9
Operating income	$124,950	$81,127	54.0	$60,906	33.2

OPERATIONAL DATA
Transmission pipeline throughput (BBtu per day)	1,146	606	89.1	397	52.6
Capital expenditures	$77,989	$188,143	(58.5)	$131,902	42.6

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Transmission and storage revenues increased by $53.1 million as a result of higher firm transmission contracted capacity and increased system throughput as compared to the prior year. This includes $44.8 million of revenue associated with increased reservation fees under firm contracts and $10.9 million of fees associated with firm usage charges and transported volumes in excess of firm capacity.  These increases were primarily driven by activity related to the Sunrise Pipeline and the Blacksville compressor station, which were completed in July and September 2012, respectively, as well as the addition of the AVC facilities in December 2013. This increased activity is a result of increased production development in the Marcellus Shale. The average daily transmission throughput increased by 540 BBtu per day during the year ended December 31, 2013 compared to the year ended December 31, 2012. These increases were partly offset by a decrease in storage and parking revenues of $3.2 million.

Transmission and storage operating expenses totaled $48.9 million for the year ended December 31, 2013 compared to $39.7 million for the year ended December 31, 2012. The increase in operating expenses was primarily due to a $5.4 million increase in depreciation and amortization expense and a $4.0 million increase in selling, general and administrative expense.

The increase in selling, general and administrative expense resulted from several items, including $2.4 million of lower reserve adjustments in 2013 compared to 2012 related to a long-term regulatory asset and a legal reserve.

The regulatory reserve was established for the recovery of base storage gas.  As a result of higher than anticipated recoveries through its transmission retainage factor due to increased volumes on the system and system integrity improvements, the Partnership revised its estimate of the appropriate reserve and recorded  a reserve reduction of $2.5 million in 2012 and  $0.7 million in 2013.  The difference between the 2012 reserve reduction of $2.5 million and the 2013 reduction of $0.7 million resulted in a $1.8 million increase in selling, general and administrative expenses in 2013.  The Partnership also recorded a $0.6 million reduction to a legal reserve in 2012.  Additionally, in 2013 personnel costs increased $0.9 million and the Partnership incurred $0.7 million of transaction costs in connection with the Sunrise Merger.

The increase in depreciation and amortization expense was a result of increased investment in transmission infrastructure, most notably a full year of depreciation in 2013 for both the Sunrise Pipeline and the Blacksville compressor station.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Transmission and storage revenues increased by $27.1 million as a result of increased firm transmission service and increased system throughput as compared to the prior year. This includes $12.2 million of reservation fees and usage charges under firm contracts on the Sunrise Pipeline which was placed in service in July 2012, $11.8 million of fees associated with transported volumes in excess of firm capacity and increased reservation fees and usage charges under other firm contracts, which includes contracts for the Blacksville Compressor station which was placed in service in September 2012. These increases resulted from increased production development in the Marcellus Shale. The average daily transmission throughput increased by 209 BBtu per day during the year ended December 31, 2012 compared to the year ended December 31, 2011. These increases were partly offset by a decrease in storage and parking revenues.

Operating expenses totaled $39.7 million for the year ended December 31, 2012 compared to $32.8 million for the year ended December 31, 2011. The increase in operating expenses was due to increases of $4.1 million in depreciation and amortization expense and  $3.5 million in operating and maintenance expense, which were slightly offset by a $0.7 million decrease in selling, general and administrative expense.

Operating and maintenance expenses increased primarily as a result of increased amortization of pipeline safety costs of $1.4 million, additional operating costs of $0.9 million associated with operating the Sunrise Pipeline, non-income based taxes of $0.5 million and increased personnel costs.

Selling, general and administrative expenses decreased primarily due to a $2.5 million reduction of a reserve on the collectability of long-term regulatory assets and a $0.6 million reduction to a legal reserve. The regulatory reserve was established for the recovery of base storage gas. These expense reductions were partly offset by increased expenses associated with being a publicly traded partnership of $1.0 million, additional costs attributable to the Sunrise Pipeline of $1.0 million and increased personnel costs.

The increase in depreciation and amortization expense was primarily a result of increased investment in transmission infrastructure, including the Sunrise Pipeline and the Blacksville compressor station which were both placed in service in 2012.

Gathering Results of Operations

	Years Ended December 31,
	2013	2012	% change 2013 – 2012	2011	% change 2012 - 2011
FINANCIAL DATA	(Thousands, other than per day amounts)
Operating revenues:
Operating revenues – affiliate	$124,260	$73,426	69.2	$51,480	42.6
Operating revenues – third party	5,571	5,782	(3.6)	5,799	(0.3)
Total operating revenues	129,831	79,208	63.9	57,279	38.3

Operating expenses:
Operating and maintenance	20,537	19,059	7.8	17,638	8.1
Selling, general and administrative	13,534	9,624	40.6	7,402	30.0
Depreciation and amortization	7,601	6,630	14.6	5,436	22.0
Total operating expenses	41,672	35,313	18.0	30,476	15.9
Operating income	$88,159	$43,895	100.8	$26,803	63.8

OPERATIONAL DATA
Gathering volumes (BBtu per day)	629	339	85.5	250	35.6
Capital expenditures	$30,254	$35,118	(13.9)	$38,950	(9.8)

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Gathering revenues increased by $50.6 million due to an increase in the average daily volumes gathered of 290 BBtu, or 86%, compared to the prior year, partly offset by a decrease in the average gathering fee.  The increase in gathered volumes was primarily the result of higher volumes gathered for EQT in the Marcellus Shale, primarily on Jupiter.  The average gathering fee decreased due to a lower gathering rate on Marcellus volumes in the current year for Jupiter.

Operating expenses totaled $41.7 million for the year ended December 31, 2013 compared to $35.3 million for the year ended December 31, 2012. The increase in operating expenses was due to a $3.9 million increase in selling, general and administrative expense, a $1.5 million increase in operating and maintenance expense and a $1.0 million increase in depreciation and amortization expense.

The increases in operating and maintenance expense and selling, general and administrative expense are primarily due to increases in allocations from EQT including higher personnel costs, and repairs and maintenance, consistent with the growth in the Jupiter gathering system.

The increase in depreciation and amortization expense resulted from additional assets placed in-service on the Jupiter gathering system.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Gathering revenues increased by $21.9 million due to an increase in the average daily volumes gathered of 89 BBtu, or 36%, compared to the prior year.  The increase in gathered volumes was primarily the result of higher volumes gathered for EQT in the Marcellus Shale, primarily on the Jupiter gathering system.

Operating expenses totaled $35.3 million for the year ended December 31, 2012 compared to $30.5 million for the year ended December 31, 2011. The increase in operating expenses was due to a $2.2 million increase in selling, general and administrative expense, a $1.4 million increase in operating and maintenance expense and a $1.2 million increase in depreciation and amortization expense.

The increase in operating and maintenance expense was primarily due to increases in repairs and maintenance and allocations from EQT, including higher personnel costs, consistent with the growth of the Jupiter gathering system.  These increases were slightly offset by a decrease from lower purchased gas costs of $0.9 million. Fuel usage and other requirements on the low pressure gathering system have historically exceeded the natural gas retained from the Partnership’s gathering customers as compensation for its fuel usage and other requirements.  Purchased gas costs were recorded for the difference. The decline in purchased gas costs during 2012 was primarily the result of lower prices, partly offset by increased volumes lost due to higher system pressures.

The increase in selling, general and administrative expense resulted from increased allocations of personnel costs and corporate overhead from EQT consistent with the growth of the Jupiter gathering system.

The increase in depreciation and amortization expense resulted from additional assets placed in-service.

Other Income Statement Items

Other income primarily represents the equity portion of AFUDC which generally increases during periods of increased construction and decreases during periods of reduced construction of regulated assets. The decrease of $7.0 million in other income for the year ended December 31, 2013 when compared to the year ended December 31, 2012 primarily resulted from a decrease in applicable construction expenditures on regulated projects as the Sunrise Pipeline and Blacksville compressor station projects were turned-in-line during 2012. The increase in other income for the year ended December 31, 2012 when compared to the year ended December 31, 2011 primarily resulted from an increase in applicable construction expenditures in connection with the Sunrise Pipeline project.

Interest expense for the year ended December 31, 2013 was $1.7 million compared to $2.9 million for the year ended December 31, 2012.  For the year ended December 31, 2013, interest expense primarily consisted of commitment fees paid to maintain availability under the Partnership’s credit facility and interest related to the AVC capital lease.  For the year ended December 31, 2012, interest expense primarily related to intercompany debt which was repaid in June 2012. Interest expense for the year ended December 31, 2012 was $2.9 million compared to $5.1 million for the year ended December 31, 2011. The decrease primarily related to the repayment of intercompany debt in June 2012 prior to the IPO.

Income tax expense was $41.6 million, $36.1 million and $33.3 million for the years ended December 31, 2013, 2012 and 2011, respectively. From and after the IPO on July 2, 2012, the Partnership is not subject to U.S. federal and state income taxes. Income earned prior to the IPO was subject to federal and state income tax.  As previously noted, the Sunrise Merger on July 22, 2013 and the Jupiter acquisition on May 7, 2014 were transfers between entities under common control for which the financial statements of the Partnership have been retrospectively recast to reflect the combined entities.  Accordingly, the income tax effects associated with Sunrise’s operations prior to the Sunrise Merger and Jupiter’s operations prior to the Jupiter Acquisition are reflected in the combined financial statements as Sunrise and Jupiter were previously part of EQT’s consolidated federal tax return. The increases in income tax expense between periods related to the increased operating income generated by Jupiter.

Non-GAAP Financial Measures

The Partnership defines adjusted EBITDA as net income plus net interest expense, depreciation and amortization expense, income tax expense (if applicable), non-cash long-term compensation expense and other non-cash adjustments (if applicable) less other income and capital lease payments. As used herein, the Partnership defines distributable cash flow as adjusted EBITDA less interest expense, excluding capital lease interest and ongoing maintenance capital expenditures, net of expected reimbursements.  Adjusted EBITDA and distributable cash flow exclude the results associated with Jupiter prior to the Jupiter Acquisition.  Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of the Partnership’s combined financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

•                   the Partnership’s operating performance as compared to other publicly traded partnerships in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods;

•                   the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to the Partnership’s unitholders;

•                   the Partnership’s ability to incur and service debt and fund capital expenditures; and

•                   the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Partnership believes that adjusted EBITDA and distributable cash flow provide useful information to investors in assessing the Partnership’s financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities. Additionally, because adjusted EBITDA and distributable cash flow may be defined differently by other companies in its industry, the Partnership’s definition of adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Distributable cash flow should not be viewed as indicative of the actual amount of cash that the Partnership has available for distributions from operating surplus or that the Partnership plans to distribute.

Reconciliation of Non-GAAP Measures

The following table presents a reconciliation of adjusted EBITDA and distributable cash flow with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures.

	Years Ended December 31,
	2013	2012 (1)

	(Thousands)
Net income	$171,107	$40,360
Add:
Interest expense, net	1,672	191
Depreciation and amortization expense	25,924	9,532
Income tax expense	41,572	3,822
Non-cash long-term compensation expense	981	535
Non-cash adjustments	(680)	(2,508)
Less:
Other income, net	(1,242)	(1,600)
Capital lease payments prior to acquisition	(16,231)	(10,336)
Adjusted EBITDA attributable to Jupiter prior to acquisition (2)	(103,593)	—
Adjusted EBITDA	$119,510	$39,996
Less:
Interest expense, excluding capital lease interest	(939)	(445)
Ongoing maintenance capital expenditures, net of expected reimbursements (3)	(17,200)	(13,136)
Distributable cash flow	$101,371	$26,415

Net cash provided by operating activities	$207,372	$72,466
Adjustments:
Interest expense, net	1,672	191
Current tax expense (benefit)	35,233	(36,010)
Capital lease payments prior to acquisition	(16,231)	(10,336)
Adjusted EBITDA attributable to Jupiter prior to acquisition (2)	(103,593)	—
Other, including changes in working capital	(4,943)	13,685
Adjusted EBITDA	$119,510	$39,996

(1)         Presented for post-IPO period only and excludes the impact of the Jupiter acquisition.

(2)         Adjusted EBITDA attributable to Jupiter for the year ended December 31, 2013 was excluded from the Partnership’s adjusted EBITDA calculation as these amounts were generated by Jupiter prior to the Partnership’s acquisition; therefore, they were not amounts that could be distributed to the Partnership’s unitholders.  Adjusted EBITDA attributable to Jupiter for the year ended December 31, 2013 is calculated as net income of $61.3 million plus depreciation and amortization expense of $4.7 million plus income tax expense of $37.5 million.

(3)         Ongoing maintenance capital expenditures are expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, the Partnership’s operating capacity or operating income. EQT has reimbursement obligations to the Partnership for certain maintenance expenditures under the terms of the omnibus agreement. For further explanation of these reimbursable maintenance capital expenditures, see the section below titled “Capital Requirements.”

Adjusted EBITDA was $119.5 million for the year ended December 31, 2013 compared to $40.0 million for the six months ended December 31, 2012. The increase was primarily a result of a full year of post-IPO operations and increased transmission and storage operating revenues related to production development in the Marcellus Shale. Distributable cash flow was $101.4 million for the year ended December 31, 2013 compared to $26.4 million for the six months ended December 31, 2012. The increase was mainly attributable to the increase in adjusted EBITDA for the full year, which was slightly offset by increased maintenance capital expenditures for the full year.

Outlook

The Partnership’s principal business objective is to increase the quarterly cash distributions that it pays to its unitholders over time while ensuring the ongoing growth of its business. The Partnership believes that it is well-positioned to achieve growth based on the combination of its relationship with EQT and its strategically located assets, which cover portions of the Marcellus Shale that lack substantial natural gas pipeline infrastructure. As production increases in the Partnership’s areas of operations, the Partnership believes it will have a competitive advantage in attracting volumes to its system through relatively low-cost capacity expansions. Additionally, the Partnership may acquire additional midstream assets from EQT, or pursue asset acquisitions from third parties. Should EQT choose to pursue midstream asset sales, it is under no contractual obligation to offer the assets to the Partnership.

In the near term, the Partnership expects that the following internal transmission and gathering expansion projects also will allow it to capitalize on increased drilling activity by EQT and other third-party producers.

•                   Jefferson Compressor Station Expansion Project. This project involves expanding the Jefferson compressor station to provide approximately 550 BBtu per day of incremental capacity on the Sunrise Pipeline system. When complete, the project is expected to more than double the existing throughput capacity on the Sunrise Pipeline of approximately 400 BBtu per day. The expansion, which is expected to cost approximately $30 million, is expected to be placed into service in the third quarter of 2014. Approximately $20 million is expected to be spent in 2014 related to this project.

•                   Transmission Expansion (Antero Project). The Partnership entered into two separate agreements with Antero Resources for firm transportation services on the Partnership’s transmission system. Under each agreement, the Partnership will ultimately provide 100 BBtu per day of firm transmission capacity on the transmission system for a combined total of 200 BBtu per day. As part of the agreements, the Partnership expects to spend approximately $55 million on two separate transmission expansion projects in northern West Virginia. The West-Side Expansion will add 100 BBtu per day of transmission capacity at an estimated cost of $26 million and is expected to be in full service by year-end 2014. The East-Side Expansion will add 100 BBtu per day of transmission capacity at an estimated cost of $29 million and is expected to be in full service by mid-year 2015. The agreements are primarily fixed-fee, demand based contracts with a 10-year term commencing on the applicable project’s full 100 BBtu per day in-service date. The Partnership expects to spend approximately $30 million on the two projects in 2014, with the remaining $25 million to be spent in 2015.

•                   Transmission and Gathering Expansion (Range Resources Project). The Partnership entered into agreements with a subsidiary of Range Resources Corporation to provide gathering, compression, and transmission services in southwestern Pennsylvania. The Partnership expects to invest approximately $30 million in gathering infrastructure and $25 million in a transmission expansion project in conjunction with the agreements.  The transmission expansion will add approximately 100 BBtu per day of capacity to the Partnership’s transmission system and is expected to be in service in the fourth quarter of 2014.  The agreements include a fee-based 10-year minimum volume commitment for gathering and transmission services.

•                   Jupiter Gathering Expansion.  The Partnership expects to complete several expansion projects related to the Jupiter gathering system during 2014 and 2015.  These expansion projects are fully subscribed under the Jupiter Gas Gathering Agreement with EQT. The 2014 expansion involves the construction of the Halo compressor station and the addition of compression at the Callisto and Jupiter compressor stations in Greene County, Pennsylvania and is expected to be placed into service in the fourth quarter of 2014. This expansion is expected to add approximately 350 MMcf per day of compression capacity and is estimated to cost approximately $47 million. The 2015 expansion involves the construction of the Europa compressor station in Greene County and is expected to be placed into service in the fourth quarter of 2015. This expansion is expected to add approximately 200 MMcf per day of compression capacity and is estimated to cost approximately $51 million. In addition, the Partnership expects to spend approximately $84 million over 2014 and 2015 to build approximately 20 miles of additional gathering pipelines and for field pressure reduction.

The Partnership’s future expansion capital expenditures may vary significantly from period to period based on the available investment opportunities. Maintenance related capital expenditures are also expected to vary quarter to quarter. The Partnership expects to fund future capital expenditures primarily through cash on hand, cash generated from operations, availability under the Partnership’s credit facility, debt offerings and the issuance of additional partnership units.

Capital Resources and Liquidity

The Partnership’s principal liquidity requirements are to finance its operations, fund capital expenditures and acquisitions, make cash distributions and satisfy any indebtedness obligations. The Partnership’s ability to meet these liquidity requirements will depend on its ability to generate cash in the future. From and after the IPO, the Partnership’s available sources of liquidity include cash generated from operations, borrowing under the Partnership’s credit facility, cash on hand, debt offerings and issuances of additional partnership units.

Prior to the IPO, the Partnership’s primary sources of liquidity included cash generated from operations and cash contributions provided by EQT. The Partnership also participated in EQT’s cash management program prior to the IPO, whereby EQT swept cash balances residing in the Partnership’s bank accounts on a periodic basis. Prior to the IPO, capital expenditures were funded through amounts due to EQT. Subsequent to the IPO, affiliate payables and receivables are settled monthly and are classified as operating activities.

Operating Activities

Net cash provided by operating activities during 2013 was $207.4 million compared to $181.4 million for 2012. The increase in operating receipts was primarily due to increased firm transmission service, increased fees associated with transported volumes in excess of firm capacity and increased gathered volumes, all related to production development in the Marcellus Shale. These increases were partly offset by a decrease year-over-year related to the 2012 cash receipt from EQT related to its use of Sunrise’s depreciation deductions prior to the Sunrise Merger when Sunrise was included in the consolidated tax return of EQT.

Net cash provided by operating activities during 2012 was $181.4 million compared to $85.7 million for 2011. The increase was primarily a result of increased firm transmission service, increased fees associated with transported volumes in excess of firm capacity and increased gathered volumes, all related to production development in the Marcellus Shale. Additionally in 2012 the Partnership recorded a cash receipt from EQT related to its use of Sunrise’s depreciation deductions prior to the Sunrise Merger when Sunrise was included in the consolidated tax return of EQT. These increases were partly offset by the distribution to EQT of approximately $12.2 million of trade and other accounts receivable prior to the initial public offering.  Proceeds from the offering of $12.2 million were retained to replenish working capital and are reflected in the financing activities.

Investing Activities

Cash flows used in investing activities totaled $108.2 million for 2013 as compared to $223.3 million for 2012. The 2013 capital expenditures primarily related to the Jupiter gathering system, the Low Pressure East expansion project and the Jefferson compressor station expansion project. The 2012 capital expenditures primarily related to the Sunrise Pipeline and Blacksville compressor station projects, which were completed in the third quarter of 2012.

Cash flows used in investing activities totaled $223.3 million for 2012 as compared to $170.9 million for 2011.  The increase in capital expenditures was primarily attributable to the timing of expenditures associated with the Sunrise Pipeline and the Blacksville compressor station projects.

See further discussion of capital expenditures in the “Capital Requirements” section below.

Financing Activities

Cash flows used in financing activities totaled $130.8 million for 2013 as compared to $91.9 million of cash flows provided by financing activities for the same period of 2012. In July 2013, the Partnership received net proceeds from its equity offering of approximately $529.4 million, after deducting the underwriters’ discount and offering expenses. These funds were used to pay Sunrise Merger consideration to EQT of $507.5 million in July 2013. Additionally, the Partnership paid cash distributions to unitholders of $66.2 million, Jupiter made pre-acquisition advances to affiliates of $60.8 million and Sunrise paid pre-merger distributions to EQT of $31.4 million.

Cash flows provided by financing activities totaled $91.9 million for 2012 as compared to $70.8 million for the same period of 2011.  In 2012, the Partnership received net proceeds from the initial public offering of approximately $276.8 million, after deducting the underwriters’ discount and offering expenses.  Approximately $230.9 million of the proceeds were distributed to EQT, $12.0 million was retained by the Partnership to replenish amounts distributed by Equitrans to EQT prior to the IPO, $32.0 million was retained by the Partnership to pre-fund certain maintenance capital expenditures and $1.9 million was used by the Partnership to pay credit facility origination fees associated with its credit facility. During the fourth quarter of 2012, the Partnership made its first cash distribution to unitholders of approximately $12.4 million.

Prior to the IPO, the Partnership had financing cash inflows of $253.5 million for capital contributions from EQT and financing cash outflows of $10.2 million for distributions paid to EQT, $49.7 million related to reimbursements to EQT and $135.2 million to retire long-term intercompany debt to EQT. Prior to the IPO and to the Sunrise Merger and the Jupiter acquisition in the case of Sunrise and Jupiter, certain advances to or from affiliates were viewed as financing transactions as the Partnership, Sunrise or Jupiter would have otherwise obtained or repaid demand notes or term loans from EQT Capital Corporation (EQT Capital) to fund these transactions. Subsequent to the IPO, Sunrise Merger and Jupiter Acquisition, respectively, these transactions reflect services rendered on behalf of these entities by EQT and its affiliates for operating expenses and are settled monthly. Therefore, these are classified as operating activities subsequent to the IPO.

Capital Requirements

The transmission, storage and gathering businesses can be capital intensive, requiring significant investment to maintain and upgrade existing operations. The following table presents capital expenditures for the years ended December 31, 2013, 2012 and 2011:

	2013 Actual	2012 Actual	2011 Actual

Expansion capital expenditures	$74,883	$191,896	$143,624
Maintenance capital expenditures:
Ongoing maintenance	14,127	14,232	20,563
Funded regulatory compliance	12,093	6,993	214
Reimbursable P&A maintenance	566	3,563	1,738
Reimbursable bare steel maintenance	6,574	6,577	4,713

Total maintenance capital expenditures	33,360	31,365	27,228

Total capital expenditures	$108,243	$223,261	$170,852

The Partnership forecasts total capital expenditures of $225 to $250 million in 2014.  The Partnership does not forecast capital expenditures associated with potential midstream projects not committed as of the filing of this Form 8-K.

Expansion capital expenditures totaled $74.9 million, $191.9 million and $143.6 million for the years ended December 31, 2013, 2012 and 2011, respectively. In 2013, expansion capital expenditures primarily related to the Jupiter gathering system, the Low Pressure East expansion project and the Jefferson compressor station expansion project. In 2012 and 2011, expansion capital expenditures were primarily related to the Sunrise Pipeline project and the Blacksville compressor station project, which were placed into service in the third quarter of 2012.

Maintenance capital expenditures are expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, the Partnership’s operating capacity or operating income. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines, to connect new wells to maintain throughput, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

Ongoing maintenance capital expenditures are all maintenance capital expenditures other than funded regulatory compliance and reimbursable maintenance capital expenditures described below. Ongoing maintenance capital expenditures were $14.1 million, $14.2 million and $20.6 million for the years ended December 31, 2013, 2012 and 2011, respectively. In 2011, the Partnership completed a project designed to replace internal piping and measurement and install over pressure protection at one of the Partnership’s main measuring and regulating stations.

Funded regulatory compliance capital expenditures are previously identified maintenance capital expenditures necessary to comply with certain regulatory and other legal requirements.  Prior to the IPO, the Partnership identified two specific regulatory compliance initiatives which the Partnership expected to require it to expend approximately $32 million, largely over the two years following the IPO.  The Partnership retained approximately $32 million from the net proceeds of the IPO to fund these expenditures. The amounts included as funded regulatory compliance for periods prior to the IPO were included for comparative purposes and were not included in the Partnership’s estimate of $32 million for the initiatives identified prior to the IPO.  Funded regulatory compliance capital expenditures were $12.1 million, $7.0 million and $0.2 million for the years ended December 31, 2013, 2012 and 2011, respectively. A full year of expenditures related to the identified initiatives is included in 2013. The specific initiatives of this program are to install remote valve and pressure monitoring equipment on the Partnership’s transmission and storage lines and to relocate certain valve operators above ground and apply corrosion protection. Since the IPO, funded regulatory compliance capital expenditures were $18.9 million.

Under the omnibus agreement, EQT has reimbursement obligations to the Partnership related to certain capital expenditures. For a period of ten years after the closing of the IPO, EQT has agreed to reimburse the Partnership for plugging and abandonment expenditures and other expenditures for certain identified wells of EQT and third parties. The reimbursement obligation of EQT with respect to wells owned by third parties is capped at $1.2 million per year. Additionally, EQT has agreed to reimburse the Partnership for bare steel replacement capital expenditures in the event that ongoing maintenance capital expenditures (other than capital expenditures associated with plugging and abandonment liabilities to be reimbursed by EQT) exceed $17.2 million (with respect to the Partnership’s assets owned at the time of the IPO) in any year. If such ongoing maintenance capital expenditures and bare steel replacement capital expenditures exceed $17.2 million during a year, EQT will reimburse the Partnership for the lesser of (i) the amount of bare steel replacement capital expenditures during such year and (ii) the amount by which such ongoing capital expenditures and bare steel replacement capital expenditures exceeds $17.2 million. This bare steel replacement reimbursement obligation is capped at an aggregate amount of $31.5 million over the ten years following the IPO. The amounts included as reimbursable maintenance for periods prior to the IPO were included for comparative purposes; EQT has no reimbursement obligations for them under the omnibus agreement.

Reimbursable P&A maintenance capital expenditures were $0.6 million, $3.6 million and $1.7 million for the years ended December 31, 2013, 2012 and 2011, respectively. The year over year fluctuations were due to the number of wells being plugged. Reimbursable bare steel maintenance capital expenditures were $6.6 million, $6.6 million and $4.7 million for the years ended December 31, 2013, 2012 and 2011, respectively. The increase in 2013 and 2012 as compared to 2011 is primarily related to the timing of costs associated with this program. In 2013, the Partnership requested reimbursement of $0.6 million for reimbursable P&A maintenance capital expenditures. In 2013, ongoing maintenance capital expenditures related to the Partnership’s assets owned at the time of the IPO totaled $13.2 million and bare steel replacement capital expenditures totaled $6.6 million, for a total of $19.8 million. As a result, the Partnership requested bare steel reimbursements of $2.6 million for 2013. In 2012, the Partnership requested reimbursement of $1.6 million for reimbursable P&A maintenance capital expenditures and $2.7 million for reimbursable bare steel maintenance capital expenditures.

Short-term Borrowings

In February 2014, the Partnership amended its credit facility to increase the borrowing capacity to $750 million. The amended credit facility will expire in February 2019. The credit facility is available to fund working capital requirements and capital expenditures, to purchase assets, to pay distributions and to repurchase units and for general partnership purposes. Subject to certain terms and conditions, the credit facility has an accordion feature that allows the Partnership to increase the available revolving borrowings under the facility by up to an additional $250 million. In addition, the credit facility includes a sublimit up to $75 million for same-day swing line advances and a sublimit up to $150 million for letters of credit. Further, the Partnership has the ability to request that one or more lenders make term loans to it under the credit facility subject to the satisfaction of certain conditions, which term loans will be secured by cash and qualifying investment grade securities. The Partnership’s obligations under the revolving portion of the credit facility are unsecured. In January 2014, the Partnership borrowed $110 million on its credit facility to make the additional payment to EQT related to the Sunrise Merger.  On May 7, 2014, the Partnership borrowed $340 million under its credit facility for the Jupiter Acquisition. On May 14, 2014, the Partnership reduced its outstanding balance on the credit facility by $120 million.

The Partnership’s credit facility contains various provisions that, if not complied with, could result in termination of the credit facility, require early payment of amounts outstanding or similar actions.  The most significant covenants and events of default under the credit facility relate to maintenance of permitted leverage ratio, limitations on transactions with affiliates, insolvency events, nonpayment of scheduled principal or interest payments, acceleration of other financial obligations and change of control provisions.  Under the credit facility, the Partnership is required to maintain a consolidated leverage ratio of not more than 5.00 to 1.00 (or, after the Partnership obtains an investment grade rating, not more than 5.50 to 1.00 for certain measurement periods following the consummation of certain acquisitions).

Distributions

On January 23, 2014, the Partnership announced that the Board of Directors of its general partner declared a cash distribution to the Partnership’s unitholders of $0.46 per unit related to the fourth quarter of 2013.  The cash distribution was paid on February 14, 2014 to unitholders of record at the close of business on February 4, 2014. In connection with this cash distribution, EQT received approximately $0.6 million related to its incentive distribution rights.

On April 22, 2014, the Board of Directors of the Partnership’s general partner declared a cash distribution to the Partnership’s unitholders for the first quarter of 2014 of $0.49 per common and subordinated unit, $0.5 million to the general partner related to its 2% general partner interest and $1.0 million to the general partner related to its incentive distribution rights. The cash distribution was paid on May 15, 2014 to unitholders of record at the close of business on May 6, 2014.

Schedule of Contractual Obligations

	Total	2014	2015-2016	2017-2018	2019+
			(Thousands)
Capital lease obligation (1)	$413,512	$16,650	$33,364	$40,691	$322,807

(1)         Represents the future projected payments associated with the AVC capital lease obligation (including interest) as of December 31, 2013.

Commitments and Contingencies

In the ordinary course of business, various legal and regulatory claims and proceedings are pending or threatened against the Partnership.  While the amounts claimed may be substantial, the Partnership is unable to predict with certainty the ultimate outcome of such claims and proceedings. The Partnership accrues legal and other direct costs related to loss contingencies when actually incurred. The Partnership has established reserves it believes to be appropriate for pending matters, and after consultation with counsel and giving appropriate consideration to available insurance, the Partnership believes that the ultimate outcome of any matter currently pending against the Partnership will not materially affect its business, financial condition, results of operations, liquidity or ability to make distributions.

Off-Balance Sheet Arrangements

The Partnership does not have any off-balance sheet arrangements.

Critical Accounting Policies and Significant Estimates

The Partnership’s significant accounting policies are described in Note 1 to the Combined Financial Statements included in Item 8 of this Form 8-K.  The discussion and analysis of the Combined Financial Statements and results of operations are based upon EQT Midstream Partners’ Combined Financial Statements, which have been prepared in accordance with GAAP.  The preparation of these Combined Financial Statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosure of contingent assets and liabilities.  The following critical accounting policies, which were reviewed by the Partnership’s Audit Committee, relate to the Partnership’s more significant judgments and estimates used in the preparation of its Combined Financial Statements.  Actual results could differ from those estimates.

Regulatory Accounting: The Partnership’s regulated operations consist of interstate pipeline, intrastate gathering and storage operations subject to regulation by the FERC. Rate regulation provided by the FERC is designed to enable the Partnership to recover the costs of providing the regulated services plus an allowed return on invested capital. The application of ASC Topic 980 “Regulated Operations” allows the Partnership to defer expenses and income on its combined balance sheets as regulatory assets and liabilities when it is probable that those expenses and income will be allowed in the rate setting process in a period different from the period in which they would have been reflected in the combined statements of operations for a non-regulated company. The deferred regulatory assets and liabilities are then recognized in the combined statements of operations in the period in which the same amounts are reflected in rates. The amounts deferred in the combined balance sheets relate primarily to the accounting for income taxes, post-retirement benefit costs and base storage gas. The amounts established for accounting for income taxes were generated during the pre-IPO period when the Partnership was included as part of EQT’s consolidated federal tax return. The Partnership believes that it will continue to be subject to rate regulation that will provide for the recovery of deferred costs.

The Partnership believes that the accounting estimates related to regulatory accounting are “critical accounting policies” because the underlying assumptions regarding the recovery of deferred costs and revenues in future rates can change from period to period and changes in the recoverability of these amounts could potentially have a material impact on the results of operations and on working capital. Actual rate recovery amounts and periods may vary significantly from management’s estimates and may impact the realization or recovery of regulatory assets and liabilities.

Property, Plant and Equipment: Property, plant and equipment are stated at amortized cost. Maintenance projects that do not increase the overall life of the related assets are expensed as incurred. Expenditures that extend the useful life of the underlying asset are capitalized.

Depreciation is recorded using composite rates on a straight-line basis. The overall rate of depreciation for the years ended December 31, 2013, 2012 and 2011 were approximately 2.3%, 2.1% and 2.0%, respectively. The Partnership estimates its pipelines have useful lives ranging from 25 years to 65 years and its compression equipment has useful lives ranging from 25 years to 45 years. Depreciation rates are re-evaluated for the

Partnership’s regulated fixed assets each time the Partnership files with the FERC for a change in its transportation and storage rates.

Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, the Partnership reviews the long-lived assets for impairment by first comparing the carrying value of the assets to the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the assets. If the carrying value exceeds the sum of the assets’ undiscounted cash flows, the Partnership estimates an impairment loss by taking the difference between the carrying value and fair value of the assets.

The Partnership believes that the accounting estimate related to asset impairment is a “critical accounting estimate” as it is susceptible to change from period to period because it requires management to make assumptions about cash flows over future years. These assumptions affect the amount of an impairment, which would have an impact on the results of operations and financial position. Management’s assumptions about future cash flows require significant judgment because actual operating levels have fluctuated in the past and are expected to do so in the future.

Contingencies and Asset Retirement Obligations: The Partnership is involved in various regulatory and legal proceedings that arise in the ordinary course of business. A liability is recorded for contingencies based upon the Partnership’s assessment that a loss is probable and that the amount of the loss can be reasonably estimated. The Partnership considers many factors in making these assessments, including history and specifics of each matter. Estimates are developed in consultation with legal counsel and are based upon an analysis of potential results.

The Partnership operates and maintains its transmission and storage system and its gathering system and intends to do so as long as supply and demand for natural gas exists, which is expected for the foreseeable future. Therefore, the Partnership believes that it cannot reasonably estimate the asset retirement obligations for its system assets as these assets have indeterminate lives.

The Partnership believes that the accounting estimates related to contingencies and asset retirement obligations are “critical accounting estimates” because it must assess the probability of loss related to contingencies and the expected amount and timing of asset retirement obligations. In addition, the Partnership must determine the estimated present value of future liabilities. Future results of operations for any particular quarterly or annual period could be materially affected by changes in the assumptions.

Equity-Based Compensation: The Partnership has awarded equity-based compensation in connection with the Partnership compensation plans and programs. The program awards will be paid in units, and as such the Partnership treats these awarded units as equity awards. Awards that have a fixed estimate due to a market condition require the Partnership to obtain a valuation. Significant assumptions made in the Monte Carlo model in valuing the Partnership’s awards include the market price of units at payout date, total unitholder return threshold to be achieved, volatility, risk-free rate, term, dividend yield and forfeiture rate.

The Partnership believes that the accounting estimates related to equity-based compensation are “critical accounting estimates” because of the assumptions affecting the ultimate payout of the awards and the market price and volatility of the Partnership’s common units. Future results of operations for any particular quarterly or annual period could be materially affected by changes in the Partnership’s assumptions.

Revenue Recognition: Revenues relating to the transmission, storage and gathering of natural gas are recognized in the period service is provided. Reservation revenues on firm contracted capacity are recognized over the contract period based on the contracted volume regardless of the amount of natural gas that is transported. Revenues associated with transported volumes under firm and interruptible services are recognized as physical deliveries of natural gas are made. Revenue is recognized for interruptible gathering activities when deliveries of natural gas are made.

The Partnership encounters risks associated with the collection of its accounts receivable. As such, the Partnership records a monthly provision for accounts receivable that are considered to be uncollectible. In order to calculate the appropriate monthly provision, a historical rate of accounts receivable losses as a percentage of total revenue is utilized. This historical rate is applied to the current revenues on a monthly basis and is updated periodically based on events that may change the rate, such as a significant change to the natural gas industry or to the economy as a whole. Management reviews the adequacy of the allowance on a quarterly basis using the assumptions that apply at that time.

The Partnership believes that the accounting estimates related to revenue recognition and the allowance for doubtful accounts receivable are “critical accounting policies” because the underlying assumptions used for the allowance can change from period to period and the changes in the allowance could potentially have a material impact on the results of operations and on working capital. In addition, the actual mix of customers and their ability to pay may vary significantly from management’s estimates and may impact the collectability of customer accounts.

Emerging Growth Company: The JOBS Act provides that an emerging growth company may delay adopting new or revised accounting standards until such time as those standards apply to private companies. The Partnership has irrevocably elected to opt out of this exemption and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.